Exhibit 99.1
Driving value creation across our strategic pillars including reshaped corporate operating model
Denver, Colorado: October 30, 2025 - Liberty Global Ltd. announces its Q3 2025 financial results.

CEO Mike Fries stated, “In the third quarter, we continued to execute against our key strategic initiatives. Despite challenging competitive environments across our Telecom markets, our operations each showed signs of commercial progress. Liberty Growth saw the conclusion of an outstanding Season 11 at Formula E, with fan engagement and TV viewership at record levels, while our data center assets continued to appreciate during the quarter. At Liberty Services & Corporate, we implemented an extensive program to reshape our operating model, driving cost efficiencies and resulting in a more agile platform going forward with Liberty Blume and Liberty Tech well-positioned to create value. An unwavering focus on fostering, crystallizing and delivering value to shareholders remains our top priority.

•Liberty Telecom: Our telco operations in the UK, Netherlands and Ireland all delivered improved net adds across both their broadband and postpaid commercial results in Q3, while Belgium remained broadly stable. VMO2 successfully launched giffgaff broadband, underpinning its multi-brand approach in fixed alongside a similar strategy in mobile. VodafoneZiggo's new strategic plan helped deliver its best quarterly broadband performance in over two years and in October, VodafoneZiggo launched a 2 Gbps offering, reaching nearly 7 million homes by year-end. Lastly, in Belgium the authorities launched a market test to assess the proposed network collaboration between Telenet, Wyre, Proximus and Fiberklaar; this is a significant step towards finalizing the agreement. Additionally, the recent €4.35B1 underwritten financing for Wyre fully funds the fiber build-out and reduces Telenet servco leverage.

•Liberty Growth: Our portfolio remains concentrated, with the top six investments2 comprising >80% of its $3.4B3 FMV. Formula E concluded a record growth year, with a double-digit increase in the global fanbase year-over-year and 17% growth in cumulative TV-viewership to 561 million. With Gen4 coming in Season 13, and a great schedule already set for Season 12, we could not be more excited about the path ahead for Formula E. We remain committed to our non-core asset disposal target of $500-750m, with the recent partial ITV stake sale taking us to ~$300m4 of proceeds YTD.

•Liberty Services and Corporate: We implemented a significant reshaping of our corporate operating model in the third quarter, driving a material improvement in our projected Adj. EBITDA outlook. Including run-rate cost savings across Liberty Corporate and Liberty Tech, we now anticipate that our 2026 negative Adj. EBITDA will be ~$100m5, a 50% reduction from our run-rate going into 2025. We continue to view our tech-enabled back office (Liberty Blume) and technology (LG Tech) platforms as potential sources of value creation going forward.

Guidance update: In the UK, we are confirming expected growth in combined consumer and wholesale revenue (excluding handsets and nexfibre construction) and are reviewing the impact of the Daisy M&A transaction on B2B6. Following our corporate reshaping and associated cost savings, we now expect an improved outlook for Liberty Services & Corporate Adj. EBITDA of approximately negative $150m for full year 20255, an improvement from negative ~$175m at our Q2 upgrade and <$200m negative in our original 2025 guidance.

Recent announcement regarding Liberty Global’s board of directors

Liberty Global announced yesterday that Dr. John C. Malone, Chairman of Liberty Global’s board of directors (“Board”), will step down from the Board effective January 1, 2026 and transition to Chairman Emeritus. In this capacity, Dr. Malone will continue to provide active counsel and strategic insight to Liberty Global and may attend board meetings, but will not have a formal vote on Board matters.

Mike Fries, Liberty Global’s Chief Executive Officer and Vice Chairman, has been elected by the Board to succeed Dr. Malone as Chairman. Mr. Fries has served as CEO since the Company’s formation in 2005 and will continue in his role as CEO going forward.

Link to: "Dr John C. Malone to Transition to Chairman Emeritus of Liberty Global Ltd."

Key Summary of Operating and Financial Highlights8,9

	Three months ended September 30,		Increase/(decrease)		Nine months ended September 30,		Increase/(decrease)
	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Revenue
Telenet	$804.9	$785.2	2.5	(3.6)	$2,365.6	$2,302.9	2.7	(0.1)
VM Ireland	122.2	119.8	2.0	(3.9)	360.8	362.8	(0.6)	(3.3)
Consolidated Liberty Telecom	927.1	905.0	2.4		2,726.4	2,665.7	2.3
Liberty Growth	59.7	15.3	290.2	54.1	293.6	43.8	570.3	3.8
Liberty Services & Corporate	263.9	214.3	23.1	12.8	744.5	711.2	4.7	(2.5)
Consolidated intercompany eliminations	(43.6)	(65.1)	N.M.	N.M.	(117.1)	(202.0)	N.M.	N.M.
Total consolidated	$1,207.1	$1,069.5	12.9	1.0	$3,647.4	$3,218.7	13.3	(0.9)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,436.0	$3,512.7	(2.2)	(5.6)	$9,935.8	$10,170.9	(2.3)	(5.1)
VodafoneZiggo JV	$1,156.8	$1,131.1	2.3	(3.9)	$3,332.1	$3,336.7	(0.1)	(3.0)

Loss from continuing operations
Liberty Global Consolidated	$(83.4)	$(1,423.7)	94.1		$(4,180.5)	$(465.1)	(798.8)
Liberty Growth	$(47.2)	$(3.9)	(1,110.3)		$(86.3)	$(11.7)	(637.6)
Liberty Services & Corporate	$(71.6)	$(1,237.2)	94.2		$(4,188.9)	$(85.7)	(4,787.9)

Adjusted EBITDA
Telenet	$358.9	$360.9	(0.6)	(6.5)	$998.4	$981.2	1.8	(1.2)
VM Ireland	41.8	41.4	1.0	(5.3)	120.4	127.1	(5.3)	(8.1)
Consolidated Liberty Telecom	400.7	402.3	(0.4)		1,118.8	1,108.3	0.9
Liberty Growth	(24.1)	0.3	(8,133.3)	(13.4)	(24.2)	0.9	(2,788.9)	31.7
Liberty Services & Corporate	(30.1)	(39.1)	23.0	23.8	(68.2)	(95.3)	28.4	19.4
Consolidated intercompany eliminations	(10.0)	(32.1)	N.M.	N.M.	(30.0)	(101.9)	N.M.	N.M.
Total consolidated	$336.5	$331.4	1.5	(5.7)	$996.4	$912.0	9.3	0.5

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,250.3	$1,170.9	6.8	3.1	$3,496.0	$3,376.9	3.5	0.5
VodafoneZiggo JV	$522.2	$527.8	(1.1)	(6.9)	$1,482.0	$1,565.5	(5.3)	(8.0)

	Subscriber Variance Table — September 30, 2025 vs. June 30, 2025
	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers

Organic Change Summary

Consolidated Reportable Segments:
Telenet	(8,500)	4,400	(30,500)	(2,000)
VM Ireland	(1,700)	(800)	(10,100)	4,600
Total Consolidated Reportable Segments	(10,200)	3,600	(40,600)	2,600

Nonconsolidated Reportable Segments:
VMO2 JV10	(29,300)	(26,300)	(215,700)	(36,300)
VodafoneZiggo JV	(27,000)	(18,500)	(93,100)	17,200

VMO2 continues growth in guided Adjusted EBITDA7 and achieves significant operational milestones
During the third quarter, VMO2 sustained Adj. EBITDA growth and saw an improvement in commercial performance. Despite further competitive intensity, new commercial initiatives and continued mobile network improvements drove better broadband and postpaid net adds as compared to Q2. VMO2 executed key strategic steps including launching giffgaff broadband, completing the O2 Daisy merger, and enabling the spectrum acquired from Vodafone UK. VMO2 is confirming all guidance metrics, including growth in combined consumer and wholesale revenue (excluding handsets and nexfibre construction) and continuing to review the impact of the Daisy M&A transaction on B2B6.
Highlights for Q3
•Completed the B2B merger of O2 Daisy: Targeting ~£600 million of operational synergies on a net present value basis
•Launched giffgaff broadband: Increasing brand reach in the fixed market with challenger brand giffgaff
•Spectrum: Launched VMO2's first Giga Site, enabled by spectrum transferred from Vodafone UK, and successfully acquired one third of available spectrum in recent mmWave auction
•Starlink Partnership: VMO2 and Starlink have agreed to a UK-first deal that is set to boost mobile coverage in rural areas using Direct-to-Cell satellite technology
Q3 Financial Highlights (in U.S. GAAP, as reported by Liberty Global)11
•Revenue of $3,436.0 million, -2.2% YoY on a reported basis and -5.6% YoY on a rebased12 basis
◦Primarily driven by (i) continued pressure on B2B fixed revenue and (ii) lower construction revenue from nexfibre, with each revenue category as defined and reported by the VMO2 JV
•Adjusted EBITDA13 of $1,250.3 million, +6.8% YoY on a reported basis and +3.1% on a rebased basis
◦Primarily driven by (i) lower operating expenses, including lower costs to capture, partially offset by negative profitability associated with nexfibre construction. Additionally, an approximately $27 million handset inventory-related insurance recovery was substantially offset by a provision for legal matters which did not impact cash in the quarter
•Property and equipment additions of $647.7 million, -5.8% YoY on a reported basis and -9.3% on a rebased basis
•Adjusted EBITDA less P&E additions13 of $602.6 million, +24.7% YoY on a reported basis and +20.8% on a rebased basis
•Cash flows from operating activities of $1,280.3 million, cash flows from investing activities of -$269.1 million and cash flows from financing activities of -$940.5 million
Q3 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)14
•Revenue of £2,549.3 million, -5.6% YoY on a reported and rebased basis, including £51.8 million of Daisy Group revenue

•Revenue excluding handsets, the impact of nexfibre construction, and two months of consolidated Daisy Group revenue was £2,154.4 million, -1.1% YoY on a reported and rebased basis
◦Excluding B2B and the impact of the Daisy M&A transaction, consumer and wholesale generated £1,946.2 million, -0.1% YoY on a reported and rebased basis
•Adjusted EBITDA of £1,015.8 million, +2.2% YoY on a reported and rebased basis
◦Q3 2025 included the benefit of £87.0 million of U.S. GAAP/IFRS differences, primarily related to (i) the VMO2 JV's investment in CTIL and (ii) leases
•Adjusted EBITDA excluding the impact of nexfibre construction and the impact of the O2 Daisy transaction was £1,015.4 million, +2.7% YoY on a reported and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above
Q3 Operating Highlights10
•Broadband net losses of 26,300 improved sequentially, despite elevated churn due to ongoing intense competition and the impact of One Touch Switch
•Postpaid net losses of 36,300, primarily driven by B2B losses, while the consumer base remained stable, with improved churn supported by O2 free EU roaming campaign and continued network improvements
•Fixed ARPU declined modestly by 1.2%, reflecting pricing pressure
2025 VMO2 guidance (in IFRS)(i)
•We are confirming6:
◦Growth in combined consumer and wholesale revenue excluding handsets and the impact of nexfibre construction. Reviewing impact of the Daisy M&A transaction on B2B, with approximately £125 million incremental revenue expected from consolidation of Daisy Group
◦Growth in Adjusted EBITDA excluding the impact of nexfibre construction and the impact of the O2 Daisy transaction
◦P&E additions of £2.0 to £2.2 billion
◦Adjusted FCF and cash distributions to shareholders both in the range of £350 to £400 million

(i) Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for Adjusted EBITDA, Adjusted EBITDAaL and Adjusted FCF guidance for Liberty Global and each of its OpCos cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

VodafoneZiggo executing on strategic plan with commercial momentum continuing in Q3
VodafoneZiggo's third quarter financial results saw the continued impact from the strategic plan implemented in the first quarter. Commercial momentum continued to grow in Q3, with both broadband net adds and churn metrics improving as customers were proactively migrated onto new tariffs. For the remainder of the year, we are committed to building on the early success so far, and remain on track to deliver guidance for 2025 as revised at Q1.
Highlights for Q3
•Broadband momentum: VodafoneZiggo delivered its strongest broadband net adds performance since Q1 2023, with customer churn improving through the quarter as a result of the proactive recontracting of existing customers onto the new front book tariffs
•Network investment: 2 Gbps offering launched in October, reaching nearly 7 million homes by year-end and becoming the only operator in the Netherlands with 2 Gbps speeds nationwide, and 2.2 Gbps offering for B2B customers; 1.8GHz technology deployed in preparation for the DOCSIS 4.0 rollout scheduled for late 2026
•Re-energizing the brand: Launched several campaigns including OH Yeah Unlimited as of June, Ziggo Switch & Save to coincide with the start of the UEFA Champions League, and Battery Guarantee for Vodafone customers
Q3 Financial Highlights (in U.S. GAAP)
•Revenue of $1,156.8 million, +2.3% YoY on a reported basis and -3.9% on a rebased basis
◦Primarily driven by (i) the lower broadband customer base and ongoing repricing impact, (ii) lower B2B mobile subscription revenue and (iii) lower non-subscription revenue including handset revenue, partially offset by the fixed price indexation implemented in July
•Adjusted EBITDA of $522.2 million, -1.1% YoY on a reported basis and -6.9% on a rebased basis
◦Primarily driven by (i) the aforementioned revenue decline and (ii) slightly higher operating costs related to third-party consulting fees
•Cash flows from operating activities of $324.7 million, cash flows from investing activities of -$154.2 million and cash flows from financing activities of -$86.3 million
Q3 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €989.8 million, -3.9% YoY on both a reported and rebased basis
•Adjusted EBITDA of €447.2 million, -6.9% YoY on both a reported and rebased basis
Q3 Operating Highlights
•Broadband net losses of 18,500 improved sequentially, reflecting higher sales and a continued improvement in churn as a result of proactive customer recontracting
•Postpaid net adds of 17,200 were driven by continued strength in consumer
•Fixed ARPU increased 1.1% YoY, as the fixed price rise of 3.3% was offset by the proactive right-pricing of the new front book

2025 VodafoneZiggo guidance (in U.S. GAAP)
•We are confirming:
◦Low-single digit decline in revenue growth
◦Mid- to high-single digit decline in Adjusted EBITDA growth
◦P&E additions to sales: 20-22%
◦Adjusted FCF of €200-€250 million16
◦Cash distributions to shareholders of €200-€250 million

Telenet continued to deliver broadband growth and welcomed the launch of a market test on the proposed network collaboration
Commercial momentum improved further in the third quarter, supported by strong performance by BASE and successful back-to-school campaigns. Financially, Q3 results were impacted by a tough year-over-year comparison as Q3'24 included a positive one-off deferred revenue unwind ($18m). Strategically, the Belgian Competition Authority (BCA) launched a public consultation regarding the proposed fiber sharing agreement between Telenet, Wyre, Proximus and Fiberklaar. Telenet remains on track for all 2025 financial guidance.
Highlights for Q3
•Gigabit network collaboration: The BCA launched a market test in October to assess the proposed network sharing agreement in Flanders; Telenet & Wyre expect to finalize the agreement after the market test, subject to BCA approval
•Capital structure: Secured underwritten €4.35 billion debt facility1 which fully funds Wyre fiber roll-out and reduces Telenet leverage
•Commercial momentum growing: Telenet and BASE continued to build on recent commercial momentum, supported by successful back-to-school and DTV campaigns
Q3 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $804.9 million, +2.5% YoY on a reported basis and -3.6% on a rebased basis
◦Primarily driven by (i) the one-off impact of the recognition of previously deferred revenue of approximately $18 million during Q3 2024, (ii) lower fixed revenue following the non-renewal of the Belgian football rights and (iii) lower programming revenue
•Adjusted EBITDA of $358.9 million, -0.6% YoY on a reported basis and -6.5% on a rebased basis
•Adjusted EBITDAaL of $358.6 million, -0.6% YoY on a reported basis and -6.5% on a rebased basis
◦Primarily driven by (i) the decrease in revenue and (ii) higher costs related to professional services and outsourced labor, partially offset by the non-renewal of the Belgian football broadcasting rights
•Property and equipment additions of $249.6 million, +10.2% YoY on a reported basis and +3.5% on a rebased basis
•Adjusted EBITDA less P&E Additions of $109.3 million, -18.6% YoY on a reported basis and -23.4% on a rebased basis
•Cash flows from operating activities of $270.4 million, cash flows from investing activities of -$270.5 million and cash flows from financing activities of -$55.7 million
Q3 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)14
•Revenue of €688.7 million, -3.6% YoY on both a reported and rebased basis
•Adjusted EBITDA of €345.0 million, -5.7% YoY on both a reported and rebased basis
◦Q3 2025 included the benefit of €38.0 million of U.S. GAAP/IFRS differences, primarily related to (i) sports and film broadcasting rights and (ii) leases
•Adjusted EBITDAaL of €325.5 million, -6.1% YoY on both a reported and rebased basis

•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above
Q3 Operating Highlights
•Broadband net adds of 4,400 continued to improve sequentially, supported by the growth of BASE FMC in the South and successful back-to-school campaigns
•The postpaid base declined by 2,000, driven by increased competition at Telenet and partially offset by continued growth at BASE
•Fixed ARPU grew modestly by 0.2% YoY, as the benefit of the ~3% price adjustment from April was partially offset by changes to the customer mix
2025 Telenet guidance (in IFRS)15
•We are confirming:
◦Broadly stable revenue (FY 2024: €2,851.4 million)
◦Low-single digit decline in Adjusted EBITDAaL (FY 2024: €1,279.9 million)
◦P&E Additions as a percentage of revenue of around 38%
◦Adjusted FCF between -€180.0 and -€150.0 million

Virgin Media Ireland delivered further growth in mobile and continued to expand full fiber network
Virgin Media Ireland’s performance in the third quarter continued to be impacted by intense market competition, which drove a decline in revenue and Adj. EBITDA. Despite the competitive pressure, the business saw strong performance in mobile, supported by new offers that drove higher gross adds in the quarter. Strategically, Virgin Media Ireland continued to make strong progress on its targets, including FTTH rollout and off-net footprint expansion.
Highlights for Q3
•Network upgrade: Biggest quarter for fiber build and on track to complete ~73% of roll-out by end of 2025
•Mobile momentum: Continued strong mobile performance in Q3, benefitting from the €15/month offer launched in May
Q3 Financial Highlights (in U.S. GAAP)
•Revenue of $122.2 million, +2.0% YoY on a reported basis and -3.9% on a rebased basis
◦Primarily driven by lower consumer fixed and mobile revenue due to the high level of market competition, partially offset by continued strong performance in B2B revenue
•Adjusted EBITDA of $41.8 million, +1.0% YoY on a reported basis and -5.3% on a rebased basis
◦Primarily due to the aforementioned revenue declined, partially offset by lower programming costs during the quarter
•Cash flows from operating activities of $14.4 million, cash flows from investing activities of -$56.2 million, and cash flows from financing activities of $45.4 million
Q3 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €104.6 million, -3.9% YoY on both a reported and rebased basis
•Adjusted EBITDA of €35.7 million, -5.3% YoY on both a reported and rebased basis
Q3 Operating Highlights
•Broadband net losses of 800 improved sequentially, despite continued competitive intensity in the market
•The postpaid customer base continued to grow sequentially and YoY, with net adds of 4,600 supported by the launch of a new mobile offer during Q2
•~15% of the broadband base now on fiber

Consolidated Leverage & Liquidity
•Total principal amount of debt and finance leases: $8.5 billion
•Average debt tenor17: 3.3 years, with ~39% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.8%

The following table(i) details the U.S. dollar equivalents of our liquidity18 position at September 30, 2025, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$513.4	$85.9	$—	$599.3
Telenet	1,146.5	—	734.8	1,881.3
VM Ireland	14.3	—	117.6	131.9
Total	$1,674.2	$85.9	$852.4	$2,612.5
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents our SMA in a leveraged structured note issued by a third-party investment bank.
(iii)Our aggregate unused borrowing capacity of $0.9 billion19 represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

The following table(i) details the September 30, 2025 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$7,387.3	$2.1	$7,389.4	$143.0	$7,532.4
VM Ireland	1,058.1	—	1,058.1	—	1,058.1
Other	35.8	31.2	67.0	—	67.0
Total	$8,481.2	$33.3	$8,514.5	$143.0	$8,657.5
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

Liberty Global Consolidated Q3 Cash Flows

	Three months ended September 30,		Increase/(decrease)	Nine months ended September 30,		Increase/(decrease)
	2025	2024	Reported %	2025	2024	Reported %
	$ in millions, except % amounts

Liberty Global Consolidated Cash Flows:
Cash provided by operating activities of continuing operations	301.8	319.1	(5.4%)	580.2	664.1	(12.6%)
Cash provided (used) by investing activities of continuing operations	(360.9)	152.1	(337.3%)	(607.8)	719.9	(184.4%)
Cash used by financing activities of continuing operations	(82.4)	(203.8)	59.6%	(273.4)	(643.5)	57.5%

Adjusted FCF from continuing operations	(84.5)	78.7	(207.4%)	(426.9)	(12.5)	(3,315.2%)
Distributable Cash Flow from continuing operations	(84.5)	78.7	(207.4%)	(426.9)	(12.5)	(3,315.2%)

Financial Highlights (in U.S. GAAP)8,9
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Continuing Operations, Liberty Growth and Liberty Services & Corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary and Reconciliations sections of the Appendix.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$804.9	$785.2	2.5	(3.6)	$2,365.6	$2,302.9	2.7	(0.1)
VM Ireland	122.2	119.8	2.0	(3.9)	360.8	362.8	(0.6)	(3.3)
Consolidated Liberty Telecom	927.1	905.0	2.4		2,726.4	2,665.7	2.3
Liberty Growth	59.7	15.3	290.2	54.1	293.6	43.8	570.3	3.8
Liberty Services & Corporate	263.9	214.3	23.1	12.8	744.5	711.2	4.7	(2.5)
Consolidated intercompany eliminations	(43.6)	(65.1)	N.M.	N.M.	(117.1)	(202.0)	N.M.	N.M.
Total consolidated	$1,207.1	$1,069.5	12.9	1.0	$3,647.4	$3,218.7	13.3	(0.9)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,436.0	$3,512.7	(2.2)	(5.6)	$9,935.8	$10,170.9	(2.3)	(5.1)
VodafoneZiggo JV	$1,156.8	$1,131.1	2.3	(3.9)	$3,332.1	$3,336.7	(0.1)	(3.0)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Adjusted EBITDA	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$358.9	$360.9	(0.6)	(6.5)	$998.4	$981.2	1.8	(1.2)
VM Ireland	41.8	41.4	1.0	(5.3)	120.4	127.1	(5.3)	(8.1)
Consolidated Liberty Telecom	400.7	402.3	(0.4)		1,118.8	1,108.3	0.9
Liberty Growth	(24.1)	0.3	(8,133.3)	(13.4)	(24.2)	0.9	(2,788.9)	31.7
Liberty Services & Corporate	(30.1)	(39.1)	23.0	23.8	(68.2)	(95.3)	28.4	19.4
Consolidated intercompany eliminations	(10.0)	(32.1)	N.M.	N.M.	(30.0)	(101.9)	N.M.	N.M.
Total consolidated	$336.5	$331.4	1.5	(5.7)	$996.4	$912.0	9.3	0.5

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,250.3	$1,170.9	6.8	3.1	$3,496.0	$3,376.9	3.5	0.5
VodafoneZiggo JV	$522.2	$527.8	(1.1)	(6.9)	$1,482.0	$1,565.5	(5.3)	(8.0)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	September 30,				September 30,
	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$109.3	$134.3	(18.6)	(23.4)	$232.8	$369.7	(37.0)	(39.2)
VM Ireland	(20.4)	(2.9)	(603.4)	(580.8)	(40.1)	1.8	(2,327.8)	(2,176.5)
Consolidated Liberty Telecom	88.9	131.4	(32.3)		192.7	371.5	(48.1)
Liberty Growth	(45.0)	(1.9)	(2,268.4)	(62.0)	(54.3)	(4.5)	(1,106.7)	14.0
Liberty Services & Corporate	(35.0)	(38.6)	9.3	9.5	(80.4)	(106.0)	24.2	15.4
Consolidated intercompany eliminations	—	(22.4)	N.M.	N.M.	—	(73.3)	N.M.	N.M.
Total consolidated	$8.9	$68.5	(87.0)	(87.9)	$58.0	$187.7	(69.1)	(74.0)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$602.6	$483.1	24.7	20.8	$1,581.2	$1,417.3	11.6	8.3
VodafoneZiggo JV	$283.8	$312.1	(9.1)	(14.6)	$808.5	$850.2	(4.9)	(7.6)
_______________

N.M. - Not Meaningful

	Operating Data — September 30, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Consolidated Reportable Segments:
Telenet	4,227,300	1,938,700	1,722,000	4,051,100	2,670,600	2,828,300
VM Ireland	1,007,200	384,600	357,500	693,400	144,400	144,400
Total Consolidated Reportable Segments	5,234,500	2,323,300	2,079,500	4,744,500	2,815,000	2,972,700

Nonconsolidated Reportable Segments:
VMO2 JV	16,226,000	5,807,800	5,704,300	11,546,100	15,763,300	36,393,100
VodafoneZiggo JV(ii)	7,612,900	3,312,700	3,030,400	7,413,300	5,337,100	5,605,000

	Subscriber Variance Table — September 30, 2025 vs. June 30, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	9,500	(8,500)	4,400	(30,500)	(2,000)	(15,900)
VM Ireland	3,600	(1,700)	(800)	(10,100)	4,600	4,600
Total Consolidated Reportable Segments	13,100	(10,200)	3,600	(40,600)	2,600	(11,300)

Q3 2025 Consolidated Reportable Segments Adjustments:
Telenet	(11,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV(iii)	100	(29,300)	(26,300)	(215,700)	(36,300)	219,800
VodafoneZiggo JV(ii)	9,300	(27,000)	(18,500)	(93,100)	17,200	24,500

	Subscriber Variance Table — September 30, 2025 vs. September 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	89,100	(33,100)	6,400	(137,600)	(6,200)	(52,300)
VM Ireland	13,400	(10,600)	(6,600)	(48,100)	7,300	7,300
Total Consolidated Reportable Segments	102,500	(43,700)	(200)	(185,700)	1,100	(45,000)

Consolidated Reportable Segments Net Adjustments:
Telenet	(19,600)	—	—	—	—	—
VM Ireland	(4,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV(iii)	13,100	(116,700)	(109,700)	(955,900)	(217,100)	783,700
VodafoneZiggo JV(ii)	54,800	(139,900)	(107,200)	(472,500)	38,700	24,500

Footnotes for Operating Data and Subscriber Variance Tables:

(i)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,191,500 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(ii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.
(iii)Organic movements for the periods presented exclude the impact of the O2 Daisy Merger. All net additions (losses) reflect changes in the underlying business performance, independent of merger-related activity at the VMO2 JV.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with broadband, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Bond Update by Credit Silo

VMO2 Credit Update10
Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2025	2024

Footprint
Homes Serviceable	18,675,100	17,770,100
Homes Serviceable net additions (QoQ)	139,300	281,100

Fixed
Fixed-Line Customer Relationships	5,807,800	5,826,200
Organic Fixed-Line Customer Relationship net additions (losses) (QoQ)	(29,300)	15,000
Organic Fixed-Line Customer Relationship net additions (losses) (YoY)	(116,700)	2,000

Broadband Subscribers	5,704,300	5,726,900
Organic Broadband net additions (losses) (QoQ)	(26,300)	16,200
Organic Broadband net additions (losses) (YoY)	(109,700)	18,800

Q3 Monthly ARPU per Fixed-Line Customer Relationship	£47.75	£48.33

Mobile
Postpaid Mobile Subscribers(i)	15,763,300	15,820,400
Organic Postpaid Mobile net losses (QoQ)(i)	(36,300)	(25,500)
Organic Postpaid Mobile net losses (YoY)(i)	(217,100)	(212,900)

Q3 Monthly Consumer Postpaid ARPU	£18	£18

Convergence
Converged Households as % of Broadband RGUs	41.6%	42.7%
_______________

(i)Previously reported postpaid mobile subscribers figures have been restated. For more information regarding the VMO2 JV and the restatement, please visit its investor relations page.

Financial Results (in IFRS)14

	Three months ended			Nine months ended
	September 30,		Increase/(decrease)	September 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Mobile	£1,428.8	£1,441.6	(0.9%)	£4,161.6	£4,202.4	(1.0%)
Handset	305.6	322.9	(5.4%)	851.3	902.8	(5.7%)
Fixed	985.0	966.3	1.9%	2,879.8	2,870.8	0.3%
Consumer Fixed	841.4	859.6	(2.1%)	2,536.9	2,547.3	(0.4%)
Subscription	819.5	842.9	(2.8%)	2,478.1	2,497.2	(0.8%)
Other	21.9	16.7	31.1%	58.8	50.1	17.4%
B2B Fixed	143.6	106.7	34.6%	342.9	323.5	6.0%
Other	135.5	293.9	(53.9%)	514.8	891.1	(42.2%)
Total revenue	£2,549.3	£2,701.8	(5.6%)	£7,556.2	£7,964.3	(5.1%)

Adjusted EBITDA	£1,015.8	£994.0	2.2%	£2,914.1	£2,907.5	0.2%

P&E Additions	£527.7	£562.3		£1,558.7	£1,634.2
ROU asset additions	32.5	253.5		101.4	392.1
Total P&E Additions including ROU asset additions	£560.2	£815.8	(31.3%)	£1,660.1	£2,026.3	(18.1%)
P&E Additions as a % of revenue	20.7%	20.8%		20.6%	20.5%

Adjusted EBITDA less Total P&E Additions	£455.6	£178.2	155.7%	£1,254.0	£881.2	42.3%

Adjusted FCF	£369.8	£(196.4)		£(357.3)	£(499.2)

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and pound sterling equivalent of the nominal amounts of VMED O2’s consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	September 30,		June 30,
	2025		2025
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan N (Term SOFR + 2.50%) due 2028	$990.0	£735.4	£2,044.8
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	655.2	643.3
Term Loan Q (Term SOFR + 3.25%) due 2029	$1,300.0	965.9	947.9
Term Loan R (EURIBOR + 3.25%) due 2029	€750.0	655.2	643.3
Term Loan X1 (SONIA + 3.25%) due 2029	£—	—	3.7
Term Loan Y (Term SOFR + 3.25%) due 2031	$2,080.2	1,545.7	1,276.0
Term Loan Z (EURIBOR + 3.50%) due 2031	€720.0	628.9	617.5
Term Loan AC1 (SONIA + 3.25%) due 2030	£925.0	925.0	—
Term Loan AC2 (SONIA + 3.25%) due 2030	£750.0	750.0	746.3
£54 million (equivalent) RCF (SONIA + 2.75%) due 2026	£—	—	—
£1,324 million (equivalent) RCF (SONIA + 2.75%) due 2029	£—	—	—
VM Financing Facilities (GBP equivalent)	£273.3	273.3	502.3
Total Senior and Senior Secured Credit Facilities		7,134.6	7,425.1
Senior Secured Notes:
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,058.8	1,039.0
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.00% GBP Senior Secured Notes due 2029	£600.0	600.0	600.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	679.9	667.2
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
3.25% EUR Senior Secured Notes due 2031	€950.0	829.9	814.8
4.25% USD Senior Secured Notes due 2031	$1,350.0	1,003.1	984.4
4.75% USD Senior Secured Notes due 2031	$1,400.0	1,040.2	1,020.8
4.50% GBP Senior Secured Notes due 2031	£675.0	675.0	675.0
7.75% USD Senior Secured Notes due 2032	$950.0	705.9	546.9
5.625% EUR Senior Secured Notes due 2032	€1,810.0	1,581.1	514.6
Total Senior Secured Notes		9,628.9	8,317.7
Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	687.3	674.5
3.75% EUR Senior Notes due 2030	€500.0	436.8	428.8
Total Senior Notes		1,124.1	1,103.3
Vendor financing(i)		2,870.9	2,927.2
Share of CTIL debt(i)		262.5	262.5
Other debt		200.5	312.6
Lease obligations(i)		895.4	917.7
Total third-party debt and lease obligations		22,116.9	21,266.1
Unamortized premiums, discounts, deferred financing costs and fair value adjustments, net		(22.7)	(18.0)
Total carrying amount of third-party debt and lease obligations		22,094.2	21,248.1
Cash and cash equivalents		(544.7)	(506.2)
Net carrying amount of third-party debt and lease obligations		£21,549.5	£20,741.9
Exchange rate (£ to €)		1.1448	1.1660
Exchange rate (£ to $)		1.3459	1.3715
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At September 30, 2025, the blended fully-swapped debt borrowing cost was 5.1% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was 4.8 years
•In July, VMO2 completed a €500 million private tap of the green EUR 5.625% 2032 Senior Secured Notes. The instrument matures in April 2032 and bears a 5.625% annual coupon, with proceeds used to refinance existing debt
•In July, VMO2 completed a tender and exchange offer relating to Term Loan N due 2028, with $173.5 million of Term Loan N purchased for cash at par and canceled, and $330.2 million of Term Loan N exchanged into Term Loan Y due 2031
•In August 2025, a €510 million private tap of the green EUR 5.625% 2032 Senior Secured Notes was completed. The instrument matures in April 2032 and bears a 5.625% annual coupon, with proceeds used to refinance existing debt
•In August 2025, VMO2 prepaid $540 million of Term Loan N, using the proceeds from the August 2025 private tap, noted above
•In August 2025, a £925 million principal amount term loan facility (Term Loan AC1) was issued in connection with the creation of O2 Daisy. Term Loan AC1 matures on August 1, 2030 and bears interest at a rate of 3.25% + SONIA per annum, subject to adjustment based on the achievement or otherwise of certain ESG metrics
•In September 2025, the company completed a €200 million private tap of the green EUR 5.625% 2032 Senior Secured Notes and a $200 million private tap of the USD 7.775% 2032 Senior Secured Notes. Both instruments mature in April 2032 and bear a 5.625% annual coupon and 7.25% annual coupon, respectively. The proceeds from these 2032 Senior Secured Notes were used to refinance existing debt
•In October 2025, a $850 million principal amount of US dollar-denominated senior secured notes were issued. These notes were issued at par, mature on January 15, 2033 and bear interest at a rate of 6.75%. The proceeds from these 2033 senior secured notes were used to repay $845 million of Facility N, under the VMED O2 Credit Facilities
•At September 30, 2025, VMO2 had maximum undrawn commitments of £1,378.0 million equivalent

Covenant Debt Information
The following table details the pound sterling equivalents of the reconciliation from VMO2’s consolidated third-party debt and lease obligations to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of September 30, 2025 and June 30, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2025	2025
	in millions

Total third-party debt and lease obligations (£ equivalent)	£22,116.9	£21,266.1
Vendor financing	(2,793.9)	(2,847.2)
Other debt	(200.5)	(312.6)
Cornerstone debt	(262.5)	(262.5)
Credit Facility Excluded Amount	(1,040.3)	(987.4)
Lease obligations	(895.4)	(917.7)
Projected principal-related cash payments associated with our cross-currency derivative instruments	517.0	863.5
Total covenant amount of third-party gross debt	17,441.3	16,802.2
Cash and cash equivalents(i)	(478.3)	(407.7)
Total covenant amount of third-party net debt	£16,963.0	£16,394.5
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on the last three quarters annualized basis as of September 30, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.77x
Net Total Debt to Annualized Adjusted EBITDA	4.06x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, CTIL net debt and lease obligations) to Annualized Adjusted EBITDA	5.31x

VodafoneZiggo Credit Update
Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2025	2024

Footprint
Homes Passed	7,612,900	7,558,100
Organic Homes Passed net additions (QoQ)	9,300	8,600
Organic Homes Passed net additions (YoY)	54,800	28,000

Fixed
Fixed-Line Customer Relationships	3,312,700	3,452,600
Organic Fixed-Line Customer Relationship net losses (QoQ)	(27,000)	(33,600)
Organic Fixed-Line Customer Relationship net losses (YoY)	(139,900)	(147,600)

Broadband Subscribers	3,030,400	3,137,600
Organic Broadband net losses (QoQ)	(18,500)	(20,400)
Organic Broadband net losses (YoY)	(107,200)	(93,000)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€57	€56

Mobile
Postpaid Mobile Subscribers	5,337,100	5,298,400
Organic Postpaid Mobile net additions (QoQ)	17,200	2,300
Organic Postpaid Mobile net additions (YoY)	38,700	46,500

Q3 Monthly Consumer Postpaid ARPU	€18	€19

Convergence
Converged Households as % of Broadband RGUs	50.5%	48.6%

Financial Results (in U.S. GAAP)

	Three months ended			Nine months ended
	September 30,		Increase/(decrease)	September 30,		Increase/(decrease)
	2025	2024(i)		2025	2024(i)
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€474.1	€494.1	(4.0%)	€1,419.4	€1,479.5	(4.1%)
Non-subscription	1.7	2.5	(32.0%)	5.1	8.7	(41.4%)
Total residential fixed revenue	475.8	496.6	(4.2%)	1,424.5	1,488.2	(4.3%)
Residential mobile revenue:
Subscription	181.0	182.2	(0.7%)	537.6	543.1	(1.0%)
Non-subscription	52.5	64.5	(18.6%)	175.3	190.0	(7.7%)
Total residential mobile revenue	233.5	246.7	(5.4%)	712.9	733.1	(2.8%)
Total residential revenue	709.3	743.3	(4.6%)	2,137.4	2,221.3	(3.8%)
B2B fixed revenue:
Subscription	143.2	142.2	0.7%	428.0	422.7	1.3%
Non-subscription	1.6	2.0	(20.0%)	5.0	6.3	(20.6%)
Total B2B fixed revenue	144.8	144.2	0.4%	433.0	429.0	0.9%
B2B mobile revenue:
Subscription	94.4	104.0	(9.2%)	286.1	308.0	(7.1%)
Non-subscription	30.1	29.7	1.3%	88.2	88.1	0.1%
Total B2B mobile revenue	124.5	133.7	(6.9%)	374.3	396.1	(5.5%)
Total B2B revenue	269.3	277.9	(3.1%)	807.3	825.1	(2.2%)
Other revenue	11.2	8.3	34.9%	34.1	23.1	47.6%
Total revenue	€989.8	€1,029.5	(3.9%)	€2,978.8	€3,069.5	(3.0%)

Adjusted EBITDA	€447.2	€480.3	(6.9%)	€1,324.9	€1,440.1	(8.0%)

P&E Additions	€204.3	€195.9	4.3%	€602.1	€658.0	(8.5%)
P&E Additions as a % of revenue	20.6%	19.0%		20.2%	21.4%

Adjusted EBITDA less P&E Additions	€242.9	€284.4	(14.6%)	€722.8	€782.1	(7.6%)

Adjusted FCF	€82.7	€39.6		€95.5	€90.2
_______________

(i)Certain revenue amounts have been reclassified to conform to 2025 presentation.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of VodafoneZiggo's consolidated third-party debt, finance lease obligations and cash and cash equivalents is set forth below:

	September 30,		June 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan I (Term SOFR + 2.50%) USD due 2028	$1,644.0	€1,398.4	€2,146.7
Term Loan H (EURIBOR + 3.00%) due 2029	€2,250.0	2,250.0	2,250.0
Financing Facility		19.2	2.7
€25.0 million Ziggo Revolving Facility G1 EUR due 2026		—	—
€775.0 million Ziggo Revolving Facility G2 EUR due 2029		—	—
Total Credit Facilities		3,667.6	4,399.4
Senior Secured Notes:
4.875% USD Senior Secured Notes due 2030	$991.0	842.9	842.5
2.875% EUR Senior Secured Notes due 2030	€502.5	502.5	502.5
5.00% USD Senior Secured Notes due 2032	$1,525.0	1,297.2	1,296.5
3.50% EUR Senior Secured Notes due 2032	€750.0	750.0	750.0
5.25% EUR Senior Secured Notes due 2033	€650.0	650.0
Total Senior Secured Notes		4,042.6	3,391.5
Senior Notes:
3.375% EUR Senior Notes due 2030	€900.0	900.0	900.0
5.125% USD Senior Notes due 2030	$500.0	425.3	425.1
6.125% EUR Senior Notes due 2032	€575.0	575.0	575.0
Total Senior Notes		1,900.3	1,900.1
Vendor financing		999.5	999.5
Finance lease obligations		29.7	26.3
Total third-party debt and finance lease obligations		10,639.7	10,716.8
Unamortized premiums, discounts and deferred financing costs, net		(25.5)	(21.7)
Total carrying amount of third-party debt and finance lease obligations		10,614.2	10,695.1
Cash and cash equivalents		(215.9)	(140.6)
Net carrying amount of third-party debt and finance lease obligations		€10,398.3	€10,554.5

Exchange rate (€ to $)		1.1757	1.1763

Capital Structure
•At September 30, 2025, the blended fully-swapped debt borrowing cost was 4.0% and the average tenor of third-party debt (excluding vendor financing obligations) was approximately 4.7 years
•At September 30, 2025, VodafoneZiggo had maximum undrawn commitments of €800 million under its Revolving Facilities
•In September, VodafoneZiggo issued a €650 million principal amount of euro-denominated senior secured notes. These notes mature in January 2033 and bear interest at a rate of 5.25%. In October, VodafoneZiggo issued a $600.0 million principal amount of US dollar-denominated senior secured notes. These notes mature in January 2033 and bear interest at a rate of 7.50%. In addition, VodafoneZiggo entered into a $500.0 million term loan facility (Term Loan B), issued at 98% of par. The net proceeds of these transactions will be used to partially redeem Term Loan I

Covenant Debt Information

The following table details the euro equivalent of the reconciliation from VodafoneZiggo's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2025 and June 30, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2025	2025
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€10,639.7	€10,716.8
Vendor financing	(999.5)	(999.5)
Finance lease obligations	(29.7)	(26.3)
Credit Facility Excluded Amount	(466.7)	(459.7)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	24.2	(54.8)
Total covenant amount of third-party gross debt	9,168.0	9,176.5
Cash and cash equivalents(i)	(33.8)	(34.3)
Net carrying amount of third-party debt	€9,134.2	€9,142.2
_______________

(i)Excludes the cash that is related to the unutilized portion of the Vendor Finance Note facility of €66.4 million and €40.9 million, respectively, as well as cash that is held outside the covenant group, amounting to €115.7 million and €65.4 million, respectively.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of September 30, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.86x
Net Total Debt to Annualized Adjusted EBITDA	4.89x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	5.68x

Telenet Credit Update
Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2025	2024

Footprint
Homes Passed	4,227,300	4,157,800
Organic Homes Passed net additions (QoQ)	9,500	23,300
Organic Homes Passed net additions (YoY)	89,100	41,800

Fixed
Fixed-Line Customer Relationships	1,938,700	1,971,800
Organic Fixed-Line Customer Relationship net losses (QoQ)	(8,500)	(8,300)
Organic Fixed-Line Customer Relationship net losses (YoY)	(33,100)	(48,300)

Broadband Subscribers	1,722,000	1,715,600
Organic Broadband net additions (losses) (QoQ)	4,400	(4,000)
Organic Broadband net additions (losses) (YoY)	6,400	(20,000)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€63.97	€63.86

Mobile
Postpaid Mobile Subscribers	2,670,600	2,676,800
Organic Postpaid Mobile net additions (losses) (QoQ)	(2,000)	800
Organic Postpaid Mobile net additions (losses) (YoY)	(6,200)	1,400

Q3 Monthly Consumer Postpaid ARPU	€16.24	€16.78

Convergence
Converged Households as % of Broadband RGUs	55.0%	53.4%

Financial Results (in IFRS)14

	Three months ended			Nine months ended
	September 30,		Increase/(decrease)	September 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€306.6	€312.6	(1.9%)	€923.5	€922.9	0.1%
Non-subscription	6.6	4.0	65.0%	14.7	9.1	61.5%
Total residential fixed revenue	313.2	316.6	(1.1%)	938.2	932.0	0.7%
Residential mobile revenue:
Subscription	104.8	105.5	(0.7%)	309.9	314.1	(1.3%)
Non-subscription	29.5	30.6	(3.6%)	93.5	109.0	(14.2%)
Total residential mobile revenue	134.3	136.1	(1.3%)	403.4	423.1	(4.7%)
B2B revenue:
Subscription	96.0	96.8	(0.8%)	285.2	286.2	(0.3%)
Non-subscription	90.0	86.3	4.3%	271.9	262.9	3.4%
Total B2B revenue	186.0	183.1	1.6%	557.1	549.1	1.5%
Other revenue	55.2	78.5	(29.7%)	217.1	213.9	1.5%
Total revenue	€688.7	€714.3	(3.6%)	€2,115.8	€2,118.1	(0.1%)

Adjusted EBITDA	€345.0	€366.0	(5.7%)	€1,010.3	€1,010.5	—%

Adjusted EBITDAaL	€325.5	€346.7	(6.1%)	€951.6	€952.9	(0.1%)

P&E Additions(i)	231.7	220.6		779.9	610.3
ROU asset additions	7.6	7.0		19.8	31.7
Total P&E Additions including ROU asset additions(i)	€239.3	€227.6	5.1%	€799.7	€642.0	24.6%
P&E Additions as a % of revenue	33.6%	30.9%		36.9%	28.8%

Adjusted EBITDA less Total P&E Additions(i)	€105.7	€138.4	(23.6%)	€210.6	€368.5	(42.8%)

Adjusted FCF	€(36.1)	€25.4		€(73.7)	€163.7
_______________

(i)Includes amounts capitalized as intangible assets related to sports and film broadcasting rights.

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of Telenet's consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	September 30,		June 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

2025 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.11%) USD due 2028	$2,295.0	€1,952.1	€1,951.1
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€390.0	390.0	390.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,110.0	1,110.0
Term Loan AU (EURIBOR + 3.00%) EUR due 2033	€500.0	500.0	500.0
€580.0 million Revolving Credit Facility I (EURIBOR + 2.25%) due 2029	€—	—	—
Total Senior Credit Facility		3,952.1	3,951.1
Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	850.6	850.2
3.50% EUR Senior Secured Notes due 2028	€540.0	540.0	540.0
Total Senior Secured Notes		1,390.6	1,390.2
Other
Lease obligations(i)		612.7	618.2
Mobile spectrum		372.0	369.6
Vendor financing		332.2	327.0
Other debt		236.6	234.3
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2026		—	—
Total third-party debt and lease obligations		6,896.2	6,890.4
Deferred financing fees, discounts and premiums, net		(10.0)	(11.0)
Total carrying amount of third-party debt and lease obligations		6,886.2	6,879.4
Cash and cash equivalents		(975.2)	(1,023.7)
Net carrying amount of third-party debt and lease obligations		€5,911.0	€5,855.7

Exchange rate (€ to $)		1.1757	1.1763
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At September 30, 2025, the blended fully-swapped debt borrowing cost was 3.8% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was approximately 3.2 years
•At September 30, 2025, Telenet had access to total liquidity of €1,600.2 million, consisting of €975.2 million cash and cash equivalents and €625.0 million of undrawn commitments under revolving credit facilities
•In August, a subsidiary of Telenet (Wyre) executed the agreements underlying the €500.0 million standalone capex facility priced at EURIBOR+2.75%. The funding will support the roll-out of Wyre's fiber network

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from Telenet's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2025 and June 30, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2025	2025
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,896.2	€6,890.4
Lease obligations	(612.7)	(618.2)
Mobile spectrum	(372.0)	(369.6)
Vendor financing	(332.2)	(327.0)
Other debt	(236.6)	(234.3)
Credit Facility Excluded Amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	121.6	123.0
Total covenant amount of third-party gross debt	5,064.3	5,064.3
Cash and cash equivalents(i)	(973.0)	(1,015.1)
Total covenant amount of third-party net debt	€4,091.3	€4,049.2
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA and Adjusted EBITDAaL, as defined under covenants, on a last two quarters annualized basis as of September 30, 2025.

Net Total Debt to Annualized Adjusted EBITDA	2.99x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	3.53x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, mobile spectrum and other debt) to Annualized Adjusted EBITDAaL	4.21x

A Statement of Financial Position, Statement of Profit or Loss and Other Comprehensive Income and Statement of Cash Flows for Telenet can be found in the investor toolkit on the Telenet investor relations page.

VM Ireland Credit Update
Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2025	2024

Footprint
Homes Passed	1,007,200	998,600
Organic Homes Passed net additions (QoQ)	3,600	4,700
Organic Homes Passed net additions (YoY)	13,400	19,300

Fixed
Fixed-Line Customer Relationships	384,600	395,200
Organic Fixed-Line Customer Relationship net losses (QoQ)	(1,700)	(2,200)
Organic Fixed-Line Customer Relationship net losses (YoY)	(10,600)	(11,500)

Broadband Subscribers	357,500	364,100
Organic Broadband net losses (QoQ)	(800)	(1,300)
Organic Broadband net losses (YoY)	(6,600)	(7,400)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€60.95	€61.76

Mobile
Postpaid Mobile Subscribers	144,400	137,100
Organic Postpaid Mobile net additions (QoQ)	4,600	1,500
Organic Postpaid Mobile net additions (YoY)	7,300	500

Q3 Monthly Consumer Postpaid ARPU	€18.49	€20.62

Convergence
Converged Households as % of Broadband RGUs	9.1%	8.9%

Financial Results (in U.S. GAAP)

	Three months ended			Nine months ended
	September 30,		Increase/(decrease)	September 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€67.5	€70.4	(4.1%)	€204.6	€213.7	(4.3%)
Non-subscription	0.3	0.4	(25.0%)	1.1	1.5	(26.7%)
Total residential fixed revenue	67.8	70.8	(4.2%)	205.7	215.2	(4.4%)
Residential mobile revenue:
Subscription	7.4	7.9	(6.3%)	22.3	23.8	(6.3%)
Non-subscription	1.5	1.9	(21.1%)	5.1	5.8	(12.1%)
Total residential mobile revenue	8.9	9.8	(9.2%)	27.4	29.6	(7.4%)
B2B revenue:
Subscription	3.1	3.1	—%	9.3	9.3	—%
Non-subscription	8.5	7.0	21.4%	24.3	20.9	16.3%
Total B2B revenue	11.6	10.1	14.9%	33.6	30.2	11.3%
Other revenue	16.3	18.2	(10.4%)	56.1	58.7	(4.4%)
Total revenue	€104.6	€108.9	(3.9%)	€322.8	€333.7	(3.3%)

Adjusted EBITDA	€35.7	€37.7	(5.3%)	€107.5	€117.0	(8.1%)

P&E Additions	€53.4	€40.3	32.5%	€142.8	€115.3	23.9%
P&E Additions as a % of revenue	51.1%	37.0%		44.2%	34.6%

Adjusted EBITDA less P&E Additions	€(17.7)	€(2.6)	(580.8%)	€(35.3)	€1.7	(2,176.5%)

Adjusted FCF	€(38.4)	€(19.3)		€(79.6)	€(35.9)

Third-Party Debt and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.50%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total Senior Credit Facilities		900.0	900.0
Deferred financing costs and discounts, net		(3.4)	(3.5)
Total carrying amount of third-party debt		896.6	896.5
Cash and cash equivalents		(12.2)	(11.7)
Net carrying amount of third-party debt		€884.4	€884.8

Capital Structure
•At September 30, 2025, the blended fully-swapped debt borrowing cost was 3.9% and the average tenor of third-party debt was approximately 3.8 years
•At September 30, 2025, VM Ireland had €100.0 million of undrawn commitments available

Covenant Debt Information

The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2025 and June 30, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2025	2025
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility Excluded Amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(12.2)	(11.7)
Total covenant amount of third-party net debt	€837.8	€838.3

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last twelve months basis as of September 30, 2025.

Net Total Debt to Annualized Adjusted EBITDA	5.43x
Net Total Debt (excluding Credit Facility Excluded Amount) to Annualized Adjusted EBITDA	5.75x

Appendix
Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our, our subsidiaries', and our joint ventures' strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Reported and Rebased Revenue, Reported and Rebased Adjusted EBITDA, Reported and Rebased Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow and ARPU metrics; our operating companies' 2025 U.S. GAAP and IFRS financial guidance, including the updates to such guidance at VMO2 and Liberty Services & Corporate, as well as the reasons for such updates; our future strategies for maximizing and creating value for our shareholders, including any potential separations of our business or capital market or private transactions that we may undertake with respect to any of our businesses (such as the anticipated separation of Telenet into a network company and services company and the potential spin-off of such service company, either on a combined Benelux basis or standalone), including the timing, costs, and benefits to be derived therefore; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, including the continued emphasis on the new operating model at VodafoneZiggo; VMO2's expected synergies to be received from the merger of its business to business operations with Daisy Communications; the planned fiber upgrade programs in Belgium and Ireland, including the timing of such upgrade programs; VodafoneZiggo's 2 Gbps offering in the Netherlands and the expected homes to be reached, as well as its planed DOCSIS 4.0 rollout, including the timing, cost, and benefits to be derived therefrom; the improved outlook for Liberty Corporate & Services, as well as the expected run rate savings and efficiencies to be derived from the Company's operating model changes; Wyre's potential fixed network agreement with Proximus, including the expected approval thereof and the timing, cost and benefits expected to be derived therefrom; the expected benefits to Formula E in it's Season 13 with the new Gen4 car; our strategic plans for our Liberty Growth portfolio (previously referred to as the Ventures portfolio), including any expected capital rotation between investments and planned non-core asset disposals, as well as the proceeds to be received therefrom; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); our and our joint ventures' use of proceeds from any third-party debt borrowings, the tenor and cost of such third-party debt, as well as the expected use of such debt proceeds and any anticipated additional borrowing capacity; the expectations with respect to our current and future chairman of our board of directors; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations, including as a result of the U.K.'s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries, whether in a tax-efficient manner or at all; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2025 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2024. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing more than 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of approximately $21.6 billion, including $18 billion from non-consolidated joint ventures and $3.6 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies valued at $3.4 billion.*

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $600 million in annual revenue.**

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

*As independently valued as of September 30, 2025.

**Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187        Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2025, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2024 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three and nine months ended September 30, 2025, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three and nine months ended September 30, 2025, (iii) include in our rebased amounts the impact to revenue and Adjusted EBITDA of activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results, (iv) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and Sunrise, to reflect amounts related to these services equal to those included in our results for the three and nine months ended September 30, 2025 and (v) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2025. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2024 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to 2024 amounts (i) for our consolidated continuing operations and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended September 30, 2024			Nine months ended September 30, 2024
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Telenet:
Foreign currency	$49.4	$22.8	$8.3	$65.1	$29.6	$10.5
VM Ireland:
Foreign currency	7.4	2.7	(0.2)	10.3	3.9	0.2
Other:
Acquisitions and dispositions(i)	58.7	0.7	(3.2)	367.2	46.7	25.2
Foreign currency	10.2	(0.9)	(0.1)	17.8	(0.5)	(0.6)
Total consolidated continuing operations	$125.7	$25.3	$4.8	$460.4	$79.7	$35.3

Nonconsolidated JVs:
VMO2 JV(ii):
Foreign currency	$128.4	$41.6	$15.8	$301.5	$100.1	$42.1

VodafoneZiggo JV(ii):
Foreign currency	$72.1	$33.3	$20.1	$96.7	$45.6	$24.4
_______________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and Sunrise. These adjustments result in an equal amount of fees in both the 2025 and 2024 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Property and Equipment Additions and Capital Expenditures
The table below reconciles the property and equipment additions of our continuing operations for the indicated periods to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions, except % amounts

Total consolidated property and equipment additions	$327.6	$262.9	$938.4	$724.3
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(40.6)	(17.7)	(72.7)	(59.3)
Assets acquired under finance leases	—	—	—	(0.6)
Changes in current liabilities related to capital expenditures	55.9	(24.4)	39.8	(52.5)
Total capital expenditures, net(ii)	$342.9	$220.8	$905.5	$611.9

Property and equipment additions as % of revenue	27.1%	24.6%	25.7%	22.5%
_______________

(i)Amounts exclude related VAT of $7.2 million and $2.4 million for the three months ended September 30, 2025 and 2024, respectively, and $12.0 million and $7.7 million for the nine months ended September 30, 2025 and 2024, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	September 30, 2025	December 31, 2024

Spot rates:
Euro	0.8506	0.9663
British pound sterling	0.7430	0.7988

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Average rates:
Euro	0.8558	0.9101	0.8958	0.9200
British pound sterling	0.7416	0.7689	0.7613	0.7832

Footnotes
1    Occurred subsequent to September 30, 2025.
2    Includes our top five investments and Tech portfolio.
3    Amounts exclude SMAs and include our consolidated investments in Slovakia, Egg and Formula E. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV and Lionsgate.
4    Primarily includes (i) net proceeds of $82m from the exit of our Vodafone position and (ii) estimated proceeds of $181 million from the disposal of approximately one-half of our interest in ITV, which occurred subsequent to September 30, 2025.
5    Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for Liberty Services & Corporate Adjusted EBITDA cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges, including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.
6    VMO2 guidance presented on an IFRS basis as guided by the VMO2 JV. US GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance.
7    On an as guided basis. Guidance basis Adjusted EBITDA excludes nexfibre construction impacts and the incremental impact of the O2 Daisy transaction.
8    Consolidated intercompany eliminations amounts for the nine months ended September 30, 2024 within the Financial Highlights tables primarily relate to (i) revenue and Adjusted EBITDA within our T&I Function of ($90 million) and ($67 million), respectively, related to Tech Framework revenues and eliminations with Sunrise prior to the Spin-off and (ii) transactions between our continuing and discontinued operations. For additional information on the Tech Framework, see the Glossary.
9    Amounts within the Financial Highlights tables reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.
10    Organic movements for the periods presented exclude the incremental impact of Daisy, as a result of the O2 Daisy transaction. All net additions (losses) reflect changes in the underlying business performance, independent of transaction-related activity at the VMO2 JV.
11    This release includes the actual U.S. GAAP results for the VMO2 JV for the three and nine months ended September 30, 2025 and 2024. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q3 earnings release.
12    Rebase growth rates included in this release are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results, as applicable. As of September 30, 2025, the VMO2 JV, the VodafoneZiggo JV, Telenet and VM Ireland are only rebased for the impact of FX. The VMO2 results have not been rebased for the incremental impact of the O2 Daisy transaction. See the Rebase Information section for more information on rebased growth.
13    Includes opex costs to capture of $6 million and capex costs to capture of $20 million, as applicable.
14    See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
15    Telenet guidance presented on an IFRS basis. US GAAP guidance for Telenet is broadly the same as their separate IFRS guidance.
16    VodafoneZiggo Adjusted FCF excludes financing and investing cash flows related to potential acquisitions and mobile spectrum auction fees.
17    For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and Formula E and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.
18    Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
19    Our aggregate unused borrowing capacity of $0.9 billion represents the maximum availability under the applicable facilities at September 30, 2025 without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant September 30, 2025 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2025, or the full impact of additional amounts that may be available to borrow, loan or distribute under certain defined baskets within each respective facility.

Glossary
See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth strategic platform and our Liberty Services strategic platform, together with our corporate functions, are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures, including capitalized software, on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities of our continuing operations includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $2.2 million and $7.6 million during the nine months ended September 30, 2025 and 2024, respectively.

For purposes of the statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When the financing intermediary is paid, a financing cash outflow is recorded in the statements of cash flows. For purposes of Adjusted FCF, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

•VodafoneZiggo Adjusted FCF: VodafoneZiggo defines Adjusted FCF as net cash provided by operating activities, plus (i) operating-related vendor financed expenses (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) interest payments on shareholder loans, less (a) cash payments in the period for capital expenditures (excluding spectrum payments), (b) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (c) principal payments on finance leases (which represents a decrease in the period to actual cash available).

We believe our presentation of Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Consumer Postpaid Mobile Subscriber: Our ARPU per consumer postpaid mobile subscriber calculation refers to the average monthly postpaid mobile subscription revenue per average consumer postpaid mobile subscriber and is calculated by dividing the average monthly postpaid mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of consumer postpaid mobile subscribers in service for the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

Broadband Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

B2B: Business-to-Business.

Costs to capture: Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our broadband, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Homes Serviceable: As defined by VMO2, this includes homes, residential multiple dwelling units or commercial units that can be connected to VMO2's networks that are technologically capable of providing two-way services (including broadband, video and telephony services) or partner networks with which VMO2 has a service agreement, where customers can request and receive services, without materially extending the distribution plant. Certain of VMO2's Homes Serviceable counts are based on census data that can change based on either revisions to the data or from new census results.

Liberty Growth: Represents certain investments in technology, media, sports and digital infrastructure companies that we view as scalable businesses. Our Liberty Growth strategic platform is included in the "all other category" in the 10-Q.

Liberty Services & Corporate: Includes our Liberty Services strategic platform and certain corporate activities, each of which is included in the “all other category” in the 10-Q. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs or cash flows in our internal management reporting or external disclosures.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Broadband Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Broadband, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled broadband, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

Non-GAAP Reconciliations
VMO2

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of VMO2's Adjusted EBITDA, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	£928.8	£900.7	£2,658.7	£2,644.3
U.S. GAAP/IFRS adjustments(i)	87.0	93.3	255.4	263.2
IFRS Adjusted EBITDA	£1,015.8	£994.0	£2,914.1	£2,907.5

P&E Additions:
U.S. GAAP P&E Additions	£480.0	£529.2	£1,456.2	£1,534.4
U.S. GAAP/IFRS adjustments(i)	80.2	286.6	203.9	491.9
IFRS P&E Additions	£560.2	£815.8	£1,660.1	£2,026.3

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	£448.8	£371.5	£1,202.5	£1,109.9
U.S. GAAP/IFRS adjustments(i)	6.8	(193.3)	51.5	(228.7)
IFRS Adjusted EBITDA less P&E Additions	£455.6	£178.2	£1,254.0	£881.2
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) leases.

Adjusted FCF

The following table provides a reconciliation of VMO2's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	£948.4	£460.2	£1,599.6	£1,335.7
Operating-related vendor financing additions	959.9	892.7	2,266.1	2,710.9
Cash capital expenditures, net	(198.5)	(209.6)	(652.1)	(628.3)
Principal payments on operating-related vendor financing	(1,086.7)	(1,056.3)	(2,730.9)	(2,946.8)
Principal payments on capital-related vendor financing	(279.9)	(297.8)	(905.6)	(1,017.2)
Principal payments on finance leases	(0.4)	—	(1.6)	(0.1)
U.S. GAAP Adjusted FCF	342.8	(210.8)	(424.5)	(545.8)

IFRS:
U.S. GAAP/IFRS adjustments(i)	27.0	14.4	67.2	46.6
IFRS Adjusted FCF	£369.8	£(196.4)	£(357.3)	£(499.2)
_______________

(i)U.S. GAAP/IFRS differences relate to the VMO2 JV's investment in CTIL.

VodafoneZiggo

Adjusted FCF

The following table provides a reconciliation of VodafoneZiggo's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€277.3	€258.0	€674.5	€788.3
Operating-related vendor financing additions	207.8	221.6	638.0	601.1
Interest payments on shareholder loans	25.7	25.8	76.4	76.7
Cash capital expenditures, net	(132.8)	(124.1)	(375.5)	(437.7)
Principal payments on operating-related vendor financing	(194.8)	(228.0)	(569.2)	(587.9)
Principal payments on capital-related vendor financing	(97.9)	(111.4)	(341.2)	(343.5)
Principal payments on finance leases	(2.6)	(2.3)	(7.5)	(6.8)
Adjusted FCF	€82.7	€39.6	€95.5	€90.2

Telenet

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Telenet's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€307.0	€328.3	€891.2	€902.0
U.S. GAAP/IFRS adjustments(i)	38.0	37.7	119.1	108.5
IFRS Adjusted EBITDA	€345.0	€366.0	€1,010.3	€1,010.5

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€306.8	€328.1	€890.5	€901.3
U.S. GAAP/IFRS adjustments(i)	18.7	18.6	61.1	51.6
IFRS Adjusted EBITDAaL	€325.5	€346.7	€951.6	€952.9

P&E Additions:
U.S. GAAP P&E Additions	€213.5	€206.2	€684.6	€562.2
U.S. GAAP/IFRS adjustments(i)	25.8	21.4	115.1	79.8
IFRS P&E Additions	€239.3	€227.6	€799.7	€642.0

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€93.5	€122.1	€206.6	€339.8
U.S. GAAP/IFRS adjustments(i)	12.2	16.3	4.0	28.7
IFRS Adjusted EBITDA less P&E Additions	€105.7	€138.4	€210.6	€368.5
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases.

Adjusted EBITDAaL

The following table provides a reconciliation of Telenet's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP Adjusted EBITDA	€307.0	€328.3	€891.2	€902.0
Finance lease adjustments	(0.2)	(0.2)	(0.7)	(0.7)
U.S. GAAP Adjusted EBITDAaL	€306.8	€328.1	€890.5	€901.3

Adjusted FCF

The following table provides a reconciliation of Telenet's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	€230.7	€209.7	€660.2	€650.9
Operating-related vendor financing additions	85.6	109.2	223.8	265.2
Cash capital expenditures, net	(230.8)	(168.1)	(646.8)	(437.4)
Principal payments on operating-related vendor financing	(104.1)	(108.1)	(265.6)	(254.9)
Principal payments on capital-related vendor financing	(17.2)	(17.1)	(44.5)	(59.3)
Principal payments on finance leases	(0.3)	(0.2)	(0.8)	(0.8)
U.S. GAAP Adjusted FCF	(36.1)	25.4	(73.7)	163.7

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€(36.1)	€25.4	€(73.7)	€163.7

VM Ireland

Adjusted FCF

The following table provides a reconciliation of VM Ireland's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€12.4	€22.9	€64.5	€79.9
Operating-related vendor financing additions	—	—	—	—
Cash capital expenditures, net	(50.8)	(42.2)	(144.1)	(115.8)
Principal payments on operating-related vendor financing	—	—	—	—
Principal payments on capital-related vendor financing	—	—	—	—
Principal payments on finance leases	—	—	—	—
Adjusted FCF	€(38.4)	€(19.3)	€(79.6)	€(35.9)

Liberty Global

Adjusted FCF

The following table provides a reconciliation of Liberty Global's continuing operations consolidated net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities of continuing operations	$301.8	$319.1	$580.2	$664.1
Operating-related vendor financing additions	100.0	121.3	251.6	291.9
Cash capital expenditures, net	(342.9)	(220.8)	(905.5)	(611.9)
Principal payments on operating-related vendor financing	(121.6)	(120.6)	(298.2)	(283.2)
Principal payments on capital-related vendor financing	(20.2)	(19.5)	(50.6)	(71.0)
Principal payments on finance leases	(1.6)	(0.8)	(4.4)	(2.4)
Adjusted FCF	(84.5)	78.7	(426.9)	(12.5)
Other affiliate dividends	—	—	—	—
Distributable Cash Flow	$(84.5)	$78.7	$(426.9)	$(12.5)

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

A reconciliation of consolidate loss from continuing operations to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Loss from continuing operations	$(83.4)	$(1,423.7)	$(4,180.5)	$(465.1)
Income tax expense (benefit)	(46.9)	(11.2)	(116.0)	59.8
Other income, net	(27.5)	(53.1)	(80.0)	(166.0)
Gain on sale of All3Media	—	—	—	(242.9)
Share of results of affiliates, net	43.3	132.8	455.9	164.4
Losses on debt extinguishment, net	11.2	—	20.1	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(64.4)	45.6	(175.5)	(37.7)
Foreign currency transaction losses (gains), net	(10.0)	934.9	3,160.9	202.1
Realized and unrealized losses on derivative instruments, net	46.4	263.8	617.1	39.3
Interest expense	123.3	144.3	380.3	434.2
Operating income (loss)	(8.0)	33.4	82.3	(11.9)
Impairment, restructuring and other operating items, net	22.0	6.0	25.8	44.1
Depreciation and amortization	275.9	245.0	758.9	750.4
Share-based compensation expense	46.6	47.0	129.4	129.4
Consolidated Adjusted EBITDA	336.5	331.4	996.4	912.0
P&E Additions	(327.6)	(262.9)	(938.4)	(724.3)
Consolidated Adjusted EBITDA less P&E Additions	$8.9	$68.5	$58.0	$187.7

A reconciliation of Liberty Growth loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Loss from continuing operations	$(47.2)	$(3.9)	$(86.3)	$(11.7)
Income tax benefit	(13.3)	—	(25.2)	—
Other expense, net	2.2	—	6.3	—
Share of results of affiliates, net	—	—	(0.1)	—
Foreign currency transaction losses, net	1.0	—	3.1	—
Realized and unrealized losses on derivative instruments, net	0.6	—	2.1	—
Interest expense	11.4	1.0	28.0	3.0
Operating loss	(45.3)	(2.9)	(72.1)	(8.7)
Impairment, restructuring and other operating items, net	4.3	0.3	5.7	0.8
Depreciation and amortization	17.0	2.9	42.0	8.8
Share-based compensation expense	(0.1)	—	0.2	—
Liberty Growth Adjusted EBITDA	(24.1)	0.3	(24.2)	0.9
P&E Additions	(20.9)	(2.2)	(30.1)	(5.4)
Liberty Growth Adjusted EBITDA less P&E Additions	$(45.0)	$(1.9)	$(54.3)	$(4.5)

A reconciliation of Liberty Services, together with our corporate functions, loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Services and our corporate functions do not meet the reportable segment quantitative thresholds and are each included in the "all other category" in the 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions

Loss from continuing operations	$(71.6)	$(1,237.2)	$(4,188.9)	$(85.7)
Income tax expense (benefit)	(55.2)	15.3	(48.6)	33.8
Other income, net	(35.9)	(138.3)	(97.8)	(419.6)
Gain on sale of All3Media	—	—	—	(242.9)
Share of results of affiliates, net	44.2	131.6	456.2	163.2
Losses on debt extinguishment, net	11.2	—	12.1	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(64.4)	45.6	(175.5)	(37.7)
Foreign currency transaction losses (gains), net	(13.0)	1,065.8	3,581.3	229.1
Realized and unrealized losses on derivative instruments, net	83.6	17.8	215.6	87.6
Interest expense	4.4	10.5	26.1	31.2
Operating loss	(96.7)	(88.9)	(219.5)	(241.0)
Impairment, restructuring and other operating items, net	9.8	(19.2)	(6.7)	(21.4)
Depreciation and amortization	16.8	28.3	49.2	62.9
Share-based compensation expense	40.0	40.7	108.8	104.2
Liberty Services & Corporate Adjusted EBITDA	(30.1)	(39.1)	(68.2)	(95.3)
P&E Additions	(4.9)	0.5	(12.2)	(10.7)
Liberty Services & Corporate Adjusted EBITDA less P&E Additions	$(35.0)	$(38.6)	$(80.4)	$(106.0)